Exhibit 10.72
SEPARATION AGREEMENT
AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”), dated October 20, 2010, is entered into by and between Burger King Corporation (the “Company”), and Peter C. Smith (“you”).
          1. Separation from Employment. You acknowledge and agree that, pursuant to Section 3(a) of the employment agreement dated as of December 8, 2008 between the Company and you, as amended by that certain Amendment No. 1, dated as of September 1, 2010 (as amended, the “Employment Agreement”), your employment with the Company is hereby terminated, effective as of the close of business on October 19, 2010 (the “Separation Date”) and that effective as of the Separation Date, such termination has resulted in your “Separation from Service” (within the meaning given to such term in Section 1.409A-1(h) of the regulations (as amended) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). You further acknowledge and agree that the Employment Agreement is also terminated as of the Separation Date.
          2. Separation Benefits. Without admission of any liability and in exchange for the releases and covenants contained in this Agreement, subject to your satisfaction of all of your covenants and agreements contained herein, the Company agrees to provide you with the payments and benefits described in Section 9(f)(i)(A), Section 9(f)(i)(C) and Section 9(f)(i)(D) of the Employment Agreement, all of which Sections of the Employment Agreement survive termination thereof and are incorporated herein by this reference (the “Separation Benefits”).
          3. Other Payments & Benefits.
          (a) Vacation Pay. You will receive a lump sum payment in the gross amount of $42,028 as compensation for all of your eligible but unused vacation days for the 2011 fiscal year. This lump sum payment, representing 25 unused vacation days, shall be paid to you no later than the 15th day of the third calendar month following the end of the year in which the Separation Date occurs.
          (b) Benefit Continuation. Following the period during which you are entitled to receive continued coverage under Section 9(f)(i)(C) of the Employment Agreement, and subject to the COBRA rules, you may be entitled to continue your medical, dental and vision coverage for up to eighteen (18) months through COBRA, in accordance with the COBRA rules. Details of such coverage and rules will be mailed to you under separate cover.
          (c) 401(k). Your contributions to, and the Company’s matching contributions on your behalf to, the Company’s Savings Plan (“401(k)”) will cease as of your Separation Date. Detailed information regarding the treatment or continuation of your 401(k) account can be obtained by calling Merrill Lynch at 888-637-4252.
          (d) Executive Retirement Program. You will retain your rights to any vested amounts under the Executive Retirement Program (“Retirement Program”) as of the Separation Date, if any, in accordance with the terms of the Retirement Program, but additional accruals shall cease immediately as of the Separation Date. Any such vested amounts will be distributed to you in accordance with the Retirement Program rules and will be subject to any applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Company shall use reasonable efforts to comply with Section 409A of the Code as to the timing, form and amount of any distribution to you under the Retirement Program, including the imposition of a six (6) month delay or suspension (if applicable) of any distribution under the Retirement Program.
          (e) Equity Plan Benefits. You shall have the rights described in Section 3.04 of the Merger Agreement (as such term is defined in the Employment Agreement) with respect to your outstanding equity awards.
          Except as specifically set out herein, all other benefits shall cease as of the Separation Date.
          4. Payments and Accord and Satisfaction.
          (a) All payments and benefits under this Agreement shall be subject to applicable tax and employment withholdings. You acknowledge and agree that, other than as specifically set forth in this Agreement, you are not due any compensation or benefits, including without limitation compensation for unpaid salary, unpaid bonus, commissions, severance, or accrued or unused vacation time or vacation pay, arising from or relating to your employment with the Company or the termination of your employment.
          (b) Similarly, the Separation Benefits (and any other payments contemplated hereunder) will be made by the Company using such method of payment as it may determine in its discretion, including without limitation, by direct deposit to your bank account unless you specifically advise the Company in writing that you do not want payments made via direct deposit. Unless you advise the Company’s Payroll Department in writing of any changes to your banking information, any payments by direct deposit shall be into such bank account as is currently on file with the Payroll Department.
          5. General Release of All Claims. In consideration of the agreements set forth herein and other good and valuable consideration, you, on your own behalf and on behalf of your successors, heirs, beneficiaries, agents, assigns, and representatives (collectively, the “Releasors”) voluntarily, knowingly, and willingly covenant not to sue or bring any action or other proceeding of any nature against, and fully release, the Company, and its parents, subsidiaries, predecessors, affiliated entities, successors and assigns, together with each of those entities’ respective owners, officers, directors, partners, shareholders, employees, agents, representatives, fiduciaries, franchisees and administrators (collectively, the “Releasees”), from any and all known and unknown claims, complaints, causes of action, demands or rights of any nature whatsoever which any Releasor now has or in the future may have against any Releasee (“Actions”) of whatever kind or nature arising out of any actions, inactions, conduct, decisions, behavior, or events occurring on or prior to the date of this Agreement, whether known or unknown, including without limiting the generality of the foregoing, any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under The Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, the Florida Private Whistle-Blower Act (Fla.

Stat. § 448.101 et seq), the Florida Public Whistle-Blower Act (Fla. Stat. § 112.3187 et seq.), the Florida Equal Pay Act, unpaid wages under Fla. Stat. § 448.08, retaliation claims under the Workers’ Compensation Law (Fla. Stat. § 440.205), and waivable rights under the Florida Constitution, any other federal, state, or local law, regulation or ordinance; and any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, intentional infliction of emotional distress, tort, or any other theory under the common law or in equity; and any Actions for uncompensated expenses, severance pay, incentive pay, or any other form of compensation or benefits.
          6. No Admission of Wrongdoing. By entering into this Agreement, you agree that the Releasees do not admit any wrongdoing or violation of any law. The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by the Releasees of any liability, error, violation, or omission.
          7. No Other Claims. You affirm that you are not a party to, and have not filed or caused to be filed, any claim, complaint, or action against any Releasee in any forum. You also affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits under any benefit plan, program or policy of the Company or its affiliates to which you may be entitled, that you have not worked any uncompensated time (regular or overtime), and that no other remuneration or benefits are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries or occupational diseases and have been provided any and all leave requested under the Family and Medical Leave Act. You affirm that you have not complained of, and are not aware of, any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company and that you have disclosed to the Company any information you have concerning any conduct involving the Company, any of its affiliates or any of their respective employees that you have any reason to believe may be unlawful. You hereby waive any right that you may have to reinstatement with Releasees, and further agree not to seek employment with Releasees in the future.
          8. Taxes. You agree that you are responsible for all applicable taxes and contributions relating to the payments and benefits under this Agreement. You understand and agree that the Company is providing you with no representations regarding tax obligations or consequences that may arise from this Agreement.
          9. Restrictive Covenants. You acknowledge that, in the course of your association with the Company, you had a prominent role in the management of the business and you have established and developed relations and contacts with the principal, franchisees, customers and/or suppliers of the Company and its affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company and its affiliates. You also recognize that you had access to and became familiar with or exposed to Confidential Information (as defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business. You acknowledge that the Company has an interest in protecting its investment in its valuable, special, unique and extraordinary contacts, goodwill, knowledge, and Confidential Information. You agree that you could cause grave harm to the Company if you, among other things, work for the Company’s competitors, solicit the Company’s employees away from the Company, solicit the Company’s franchisees, make disparaging remarks about the Company, or misappropriate or divulge the Company’s

Confidential Information and that, consequently, the Company has legitimate business interests in protecting its good will and Confidential Information. As such, you agree to the following:
          (a) Survival of Restrictive Covenants. You agree that Paragraph 10(a), including subparagraphs 10(a)(i) and 10(a)(ii), and Paragraphs 10(b) and 10(c) of the Employment Agreement remain in full force and effect and will survive termination of the Employment Agreement.
          (b) Non-Disparagement. You agree not to directly or indirectly take any actions or make any statements that criticize, ridicule, disparage or are otherwise derogatory to the Company or any of the Releasees or any of their respective products or services, advertising or marketing programs, financial status or businesses, or that damage or is intended to damage the Company or any of the Releasees in any of their respective business relationships, or encourage the making of such statement or the taking of such actions by someone else.
          (c) Confidential and Proprietary Information. You agree that the terms of this Agreement are confidential and that you shall not disclose any information contained in this Agreement to any person other than (A) to your lawyer, financial advisor or immediate family members, (B) to enforce this Agreement or (C) to respond to a valid subpoena or other legal process. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell each such individual that he or she must keep it confidential as well. Notwithstanding the foregoing, you also shall be permitted to disclose the covenants contained in this Paragraph 9 to any prospective employers. Upon inquiry regarding the subject matter contained in this Agreement or regarding the Agreement, you shall either not respond or state only that the matter has been resolved.
          (d) Return of the Company Property; Work Product.
               (i) As of the Separation Date, and before the Company is obligated to provide you with any portion of the Separation Benefits, you shall return to the Company all of the property of the Company and its affiliates, including without limitation all materials or documents containing or pertaining to Confidential Information, and including without limitation, all computers (including laptops), cell phones, keys, PDAs, credit cards, facsimile machines, televisions, card access to any Company building, customer lists, computer disks, reports, files, e-mails, work papers, Work Product (as defined below), documents, memoranda, records and software, computer access codes or disks and instructional manuals, internal policies, and other similar materials or documents which you used, received or prepared, helped prepare or supervised the preparation of in connection with your employment with the Company; provided that you shall be permitted to retain your Company Blackberry as long as it is scrubbed clean by the Company’s IT department of all Confidential Information (it being understood that you may retain your contact information). You agree not to retain any copies, duplicates, reproductions or excerpts of such material or documents.
               (ii) You agree that all of your work product (whether created solely or jointly with others, and including any intellectual property or moral rights therein), given, disclosed, created, developed or prepared in connection with your employment with the Company (“Work Product”) shall constitute “work made for hire” (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C. § 101), and shall be the sole and exclusive property of the Company. In the event that any such Work Product is deemed not to be a “work made for hire,” or does not vest by operation of law as the sole and exclusive property of the

Company, you hereby irrevocably assign, transfer and convey to the Company, exclusively and perpetually, all right, title and interest which you may have or acquire in and to such Work Product throughout the world. The Company and its affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and you shall not have the right to use any such materials, other than within the legitimate scope and purpose of your employment with the Company. You shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to any Work Product and any industrial or intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
          (e) Breach of This Agreement and Equitable Relief.
          (i) You acknowledge and agree that a breach by you of Paragraphs 10(a), 10(b) and/or 10(c) of the Employment Agreement and/or this Paragraph 9 of this Agreement shall be deemed a material breach of this Agreement and that remedies at law will be inadequate to protect the Company and its affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. You expressly waive any security that might otherwise be required in connection with such relief.
          (ii) You further acknowledge and agree that the Company’s obligation to pay you any amount or provide you with any benefit or right pursuant to this Agreement is subject to your compliance with your obligations under Paragraphs 10(a), 10(b) and/or 10(c) of the Employment Agreement and/or this Paragraph 9, and that in the event of a breach by you of any provision of Paragraphs 10(a), 10(b) and/or 10(c) of the Employment Agreement and/or this Paragraph 9, you shall be deemed to have been terminated for cause. Similarly, if, at any time subsequent to the execution of this Agreement, it is determined by the Company in good faith that your employment could have been terminated for cause under section 9(b) of the Employment Agreement, then, in accordance with Section 9(b) of the Employment Agreement, at the Company’s discretion, you shall be deemed to have been terminated for cause. Upon your breach of any provision of Paragraphs 10(a), 10(b) and/or 10(c) of the Employment Agreement and/or this Paragraph 9 or any other deemed termination for cause in accordance with this Paragraph 9(e), (a) you shall be obligated to immediately repay to the Company all amounts and benefits theretofore paid to or received by you pursuant to this Agreement; and (b) you shall forfeit any further payments or benefits under this Agreement. You further agree that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any provision of Paragraphs 10(a), 10(b) and/or 10(c) of the Employment Agreement and/or this Paragraph 9 were breached.
          (f) Scope of Agreement. The parties hereby agree that the period, scope and geographical areas of restriction imposed upon you by the provisions of Paragraphs 10(a), 10(b) and 10(c) of the Employment Agreement and this Paragraph 9 are fair and reasonable and are reasonably required for the protection of the Company. In the event that the provisions of Paragraphs 10(a), 10(b) and 10(c) of the Employment Agreement and/or this Paragraph 9 relating to the area of restriction, the period of restriction, or the scope of restriction, shall be deemed to exceed the maximum area, period of time or scope which a court of competent jurisdiction would deem enforceable, said area, period of time and scope shall, for purposes of this Agreement, be deemed to be the maximum area or period of time or scope which a court of competent jurisdiction would deem valid and enforceable.
          (g) Toll Provision. In the event you shall violate any provision of this Paragraph 9 as to which there is a specific time period during which you are prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.
          (h) Confidentiality. In the event the Company applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality, you hereby specifically agree not to oppose such application and to use your best efforts to join such application.
          (i) Cooperation. You agree to cooperate with the Company in its defense in any investigation, litigation or administrative proceeding, including any charges or claims filed against it by current or former employees regarding matters occurring during your employment. The Company shall fully reimburse you for reasonable out-of-pocket expenses incident to such cooperation provided they are properly documented.
          (j) Resignation upon Termination. This Agreement represents your resignation from all board and board committee memberships and other positions which you hold with the Company, Holdings and all of their subsidiaries and affiliates, effective as of [the Separation Date]. You agree to execute and return to the Company, within two (2) business days following the execution of this Agreement, a letter in the form attached as Schedule 1, which separately confirms your resignation from such positions.
          10. Company’s Right of Set-Off. If you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates at any time that you are entitled to payment of Separation Benefits under this Agreement, then the Company or its Affiliates, to the extent permitted by applicable law (including, without limitation, Section 409A of the Code), may offset such amount so owing against the unpaid balance of the Separation Benefits otherwise payable.
          11. Assignment; Severability.
          (a) You expressly agree that this Agreement shall be assignable by the Company to a successor to any of the businesses of the Company and you hereby expressly consent to such assignment.
          (b) In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of Florida or any other state or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. You agree and acknowledge that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.

          12. Other Claims. The existence of any claim or cause of action by you against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in this Agreement but shall be claimed and litigated separately.
          13. Entire Agreement and Waiver. Effective as of the Separation Date, this Agreement (including all attachments and schedules hereto) constitutes the entire agreement between you and the Company with respect to your termination of employment, and supersedes all other correspondence, offers, proposals, promises, agreements or arrangements relating to the subject matter contained herein, including without limitation, the Employment Agreement. The failure of any party to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, nor in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties to thereafter enforce each and every provision of this Agreement. You acknowledge that you have not relied on any representation, promises, or agreements of any kind made in connection with the decision to sign this Agreement, except for those set forth in this Agreement.
          14. No Modification. This Agreement may not be changed unless the changes are in writing and signed by you and a proper representative of the Company.
          15. Governing Law. The terms of this Agreement shall for all purposes be enforced, governed by, and construed in accordance with the laws of the State of Florida without regard to Florida’s conflict of laws principles, except to the extent governed by the Employee Retirement Income Security Act of 1974 (ERISA).
          16. Dispute Resolution. In the case of any claim or dispute arising under or in connection with this Agreement, you agree to attempt in good faith to resolve such claim or dispute informally through discussions with appropriate Company personnel. If you believe your efforts are unsuccessful, you shall submit your claim in writing to the Vice President, Total Rewards, U.S. Restaurant Support Center, who will respond to you within twenty-one (21) days from receiving your claim. If after completing the above procedures, you disagree with the Vice President, Total Rewards’ determination, the Company and you agree that the dispute or claim shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be held in Miami, Florida, and conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration, with the additional proviso that all steps necessary to ensure the confidentiality of the proceedings and the arbitrator’s award will be added to the basic rule requirements, except that (a) in the process of selecting an arbitrator, the parties may strike names from AAA’s list of arbitrators only for good cause and (b) depositions, if permitted by the arbitrator, shall be limited to a maximum of one (1) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Paragraph 9 of this Agreement. Both parties expressly agree to waive their right to have a circuit court determine the issue of attorneys’ fees pursuant to § 682.11, Fla. Stat. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both parties agree that no other forum other than a mutually agreed upon one or the American Arbitration Association will be utilized to resolve any dispute and the resort to any other forum is a breach of this Agreement.
          17. Revocation Period. You may revoke this Agreement within the seven (7) day period following its execution by you. Any revocation must be submitted, in writing, to

Burger King Corporation, Attn: Anne Chwat, at 5505 Blue Lagoon Drive, Miami, Florida 33126 and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. Payment of the Separation Benefits will commence in accordance with Paragraph 2 as soon as practicable following the expiry of the seven (7) day revocation period hereunder (collectively, the “Revocation Period”).
     18. Waiver. By signing this Agreement, you acknowledge that:
     (a) You have carefully read and understand this Agreement;
     (b) The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
     (c) You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;
     (d) You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
     (e) As set forth in Paragraph 5 herein, you KNOWINGLY AND VOLUNTARILY RELEASE the Releasees from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing this Agreement, and that these benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
     (f) You have been given at least twenty-one (21) days to review and consider your rights and obligations under this Agreement (although you may voluntarily choose to sign this Agreement earlier) and to consult with an attorney;
     (g) You may revoke this Agreement within the seven (7) day period following your execution of this Agreement; and
     (h) The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act.
          19. Counterparts and Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
          20. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
          21. Interpretation. The parties agree that all provisions of this Agreement shall be construed according to their fair meaning and not strictly against either party, it being agreed that all parties have participated in the preparation of all provisions of this Agreement. Nothing in this Agreement shall be construed to prevent either party from responding truthfully to a valid subpoena, from filing a charge with, or participating in, any investigation conducted by a governmental agency and/or responding as otherwise required by law. You agree that you will not seek or accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived herein. You agree that you shall pay the attorneys’ fees incurred by the Company (if it is the prevailing party), in the event the Company is required to invoke this Agreement in defense to any claim or action brought by you and/or in the event it is necessary for the Company to bring an action or file a counterclaim to enforce this Agreement. Any claim or counterclaim by the Company to enforce this Agreement shall not be deemed retaliatory.
          22. EVIDENCE. THE PARTIES AGREE THAT THIS AGREEMENT MAY BE USED AS EVIDENCE ONLY IN A SUBSEQUENT PROCEEDING IN WHICH ANY OF THE PARTIES ALLEGE A BREACH OF THIS AGREEMENT.
          23. Section 409A of the Code.
               The intent of the Company is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
               It is intended that each installment, if any, of the payments and benefits, if any, provided to you pursuant to the terms and conditions of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. The Company shall not have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.
               All reimbursements and in-kind benefits provided to you under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant hereto that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

               IN WITNESS WHEREOF, you and the Company hereto knowingly and voluntarily executed this Agreement as of the date first written above:

PETER C. SMITH		BURGER KING CORPORATION

By:	/s/ Peter C. Smith	By:	/s/ Anne Chwat

Date:	October 20, 2010	Date:	October 25, 2010

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